Columbia Banking System Announces Date of First Quarter 2023 Earnings Release and Conference Call

TACOMA, Wash., March 31, 2023 – Columbia Banking System, Inc. (“Columbia” Nasdaq: COLB), parent company of Umpqua Bank, today announced it will release first quarter 2023 financial results on Wednesday, April 26, 2023, after market close. The Company will host a conference call for investors and analysts at 2:00 p.m. PT (5:00 p.m. ET) that same day. During the call, the Company will provide an update on recent activities and discuss its first quarter 2023 financial results. There will be a live question-and-answer session following the presentation, and participants may register for the call using the below link to receive dial-in details and their own unique PINs or join the audiocast. It is recommended you join 10 minutes prior to the start time.

Register for the call: https://register.vevent.com/register/BI3ca3e280dadd437cafdf87ba3e2fcb28
Join the audiocast: https://edge.media-server.com/mmc/p/jtad2627
Access the replay through the Company’s investor relations page under the “News & Market Data-Event Calendar” section: https://www.columbiabankingsystem.com

About Columbia
Columbia (Nasdaq: COLB) is headquartered in Tacoma, Washington and is the parent company of Umpqua Bank, an award-winning western U.S. regional bank based in Lake Oswego, Oregon. In March of 2023, Columbia and Umpqua combined two of the Pacific Northwest's premier financial institutions under the Umpqua Bank brand to create one of the largest banks headquartered in the West and a top-30 U.S. bank. With over $50 billion of assets, Umpqua Bank combines the resources, sophistication and expertise of a national bank with a commitment to deliver personalized service at scale. The bank operates in Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah, and Washington State and supports consumers and businesses through a full suite of services, including retail and commercial banking; Small Business Administration lending; institutional and corporate banking; and equipment leasing. Umpqua Bank customers also have access to comprehensive investment and wealth management expertise through Columbia Wealth Management and Columbia Trust Company, a subsidiary of Columbia.

Columbia has posted additional information on its website about the combined company's profile, inclusive of our combined deposit portfolio as of December 31, 2022. Learn more at www.columbiabankingsystem.com.

Investor Relations Contact:
Jacquelynne “Jacque” Bohlen
ir@umpquabank.com
(503) 727-4100

Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2022, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management. # # #